EMPLOYEE  EMPLOYER  RESTATED  AGREEMENT
THIS AGREEMENT is made and
entered into as of September 1, 1997, by and between Delta & Pine Land Company, a Delaware corporation, with offices at One Cotton Row, Scott, Mississippi 38772 (hereinafter called the "Corporation") and W. T. Jagodinksi, of 8836 Silverbark Dr., Germantown, Tennessee (hereinafter referred to as "Employee"). WHEREAS, the Corporation is engaged in the business of breeding, producing, conditioning and marketing cotton planting seed, and maintains its principal office in Scott, Mississippi; and WHEREAS, the Employee has heretofore served as an Employee of the Corporation at the will of both the Corporation and the Employee and without the formality of a written employment agreement; and WHEREAS, the parties have agreed that it is appropriate to increase the base compensation payable to Employee and the parties find it to be in their respective best interests to modify the terms of the employment relationship which exists between the parties; and WHEREAS, the Corporation desires to secure a non-competition covenant from Employee; and WHEREAS, the parties to this Agreement believe it is in their respective best interests to formalize an employment agreement and thereby provide certain additional benefits and considerations in favor of both the Corporation and the Employee. NOW, THEREFORE, in consideration of the mutual covenants contained therein, and other good and valuable considerations, the receipt and sufficiency of which is acknowledged by and between the parties, the parties agree as follows: I. PURPOSE OF AGREEMENT It is the specific intent of the parties to outline the agreed-upon terms of employment of the Employee. It is also the specific intent of the parties to protect the Employee from any adverse actions directed toward the Employee resulting from any Change in Control or in Anticipation of a Change in Control as the terms are utilized in this Agreement. The parties understand and acknowledge that if a Change in Control should take place that notwithstanding the past performance of the Employee, his loyalty to the Corporation, or his abilities or continued performance, that persons assuming control of the Corporation might elect to arbitrarily terminate the Employee, assign him to duties and responsibilities beneath his status and capacity, transfer him to unacceptable locales or communities, or otherwise take steps which would be designed to elicit his resignation or create a situation where he could be terminated for other than good cause as defined herein. Accordingly, this Agreement is entered into for the purpose of both providing for the continued employment of the Employee under current ownership circumstances, and further to protect the Employee in the event of a Change in Control or actions taken in Anticipation of a Change in Control. Nothing in this Agreement is intended to alter or affect stock options which have been granted or which may hereinafter be granted to the Employee. II. EMPLOYMENT 1. The Corporation hereby employs, engages and hires Employee as the Corporation's Vice President of Finance and Treasurer. The Employee shall have and agrees to assume primary responsibility, subject at all times to the reasonable control of the President, Chief Executive Officer and the Board of Directors, for supervising and overseeing accounting, finance and treasury functions of the Corporation. 2. The Employee agrees to make available to the Corporation all of his professional and managerial knowledge and skill, and to provide such portion of his time as may be reasonably required for the proper fulfillment of his duties. 3. Employee shall perform such other duties as are customarily performed by one holding such position in other, same or similar businesses or enterprises as that engaged in by the Corporation. 4. Employee shall serve in such additional offices and capacities to which he may be appointed or elected, from time to time, by the Board of Directors of the Corporation. 5. Employee agrees that he will at all times faithfully, industriously and to the best of his reasonable ability, experience and talents perform all of the duties that may be required of and from him pursuant to the expressed terms of this Agreement. 6. The parties agree that the Employee will perform his duties in Scott, Mississippi or Shelby County, Tennessee, or in such other place or places as the Corporation and the Employee shall both agree upon, subject to reasonable business-related travel required by the Employer of the Employee consistent with travel required of other executive officers of the Corporation. III. TERM 1. The term of this Agreement shall be for a period of two (2) years from the date hereof. The Agreement shall automatically be extended each day so that at on any given date, the time remaining under this contract shall be for an additional two (2) year period, unless a party shall have given written notice to the other party of said party's intent to terminate the automatic extensions which otherwise take place daily. 2. The parties agree that, except as a result of a Change in Control or in Anticipation of a Change in Control, either party can provide for an early termination of this Agreement upon three (3) months written notice to the other. If the Employee gives such notice (except as a result of Change in Control or in Anticipation of a Change in Control), the Corporation may elect to immediately terminate the Employee without providing the employment benefits otherwise due to the Employee during the remainder of the three (3) month period. Otherwise, the Employee will continue to perform his duties as required under this Agreement during said three (3) month period. If the Corporation elects to make an early termination of employment (except as a result of Change in Control or in Anticipation of a Change in Control), then the Employee shall remain in the employ of the Corporation for a period of three (3) months and receive all benefits otherwise payable to him pursuant to this Agreement. 3. If the Employee is terminated at the time of or following a Change in Control or in Anticipation of a Change in Control, or if the Employee resigns at the time of or following a Change in Control, the Employee shall receive the benefits outlined in Section V herein.
4. If, during the term of this Agreement but before a Change in Control, the Employee shall become unable to perform his duties by reason of illness or incapacity for a continuous period of six (6) months, or for a total of eight
(8) months or more during any twelve (12) month period, then the Corporation may, at its option, terminate this Agreement upon 30 days written notice, and make payment to the Employee of the compensation payable to the Employee pursuant to the terms of this Agreement as though the Agreement were terminated by the Corporation as allowed in paragraph 2 of this Section. The Corporation shall thereafter have no further obligations to the Employee or liabilities under this Agreement. IV. COMPENSATION OF EMPLOYEE The Corporation shall pay the Employee for all services to be performed under this Agreement as follows: 1. Effective as of the date of this Agreement, the Corporation will pay Employee an annual base salary of $150,000.00. Compensation shall be payable in equal monthly installments or more frequently if compensation is generally paid more frequently to other executive officers of the Corporation. Increases in the annual base compensation shall be considered annually by the Board of Directors for the Corporation and the Employee's compensation shall be subject to upward adjustment from time to time as determined by the Board of Directors of the Corporation. Increases in the Employee's compensation will be paid in conformity with the Corporation's practice for payment of other executive officers of the Corporation as such practice may be established or modified from time to time. The Employee's compensation may not be reduced. 2. The Corporation will pay the Employee bonuses consistent with standard practices of the Corporation in paying bonuses to other executive officers of the Corporation. 3. The Corporation will provide Employee employee benefits, such as group health insurance, including executive medical plan benefits, long term disability, accidental death and dismemberment, life insurance, the use of a company provided vehicle, a company provided cellular telephone and all expenses associated therewith, participation in retirement plans, profit sharing plans, 401K plans, savings plans and all other fringe benefits upon the same terms as are or shall be granted or made available by the Corporation to its other executive officers. 4. The Employee is expected and encouraged from time to time to incur expenses for the promotion of the business of the Corporation. The Corporation shall timely reimburse the Employee for all reasonable and necessary expenses and disbursements incurred by Employee in the performance of his duties in keeping with past practices. The Employee shall, from time to time, but not more frequently than weekly nor less frequently than quarterly, submit a report to the Chief Operating Officer (or his designee) of the Corporation in a form with such detail as will constitute a proper record for tax deductible expenses together with necessary vouchers and receipts therefore. Expenses of a type which are typically reimbursed to other executive officers of the Corporation shall be timely paid or reimbursed by the Corporation. V. TERMINATION - CHANGE IN CONTROL 1. This Section is intended to provide the Employee with reasonable protections against possible adverse employment consequences resulting from a "Change in Control" or in Anticipation of a "Change in Control". 2. Following a Change in Control or at the time of a Change in Control or if, in Anticipation of a Change in Control, the employment of the Employee is terminated by the Employee or by the Corporation for any reason other than "cause" as the term is used herein, or disability as provided in Section III, or the voluntary retirement of the Employee after he has reached the age of 59-1/2 years, the Corporation shall pay the Employee,as a severance package, compensation designed to compensate him for at least the two-year period from the date of termination of employment which is contemplated by this Agreement, as follows: (a) The Corporation shall immediately pay the Employee a lump sum payment, in cash, in an amount equal to the largest annual amount of salary and bonus compensation (total compensation reported on the Employee's W-2 and any 1099s issued by the Corporation, excluding stock option compensation) paid to the Employee during any one calendar year which ends during the five (5) years prior to the date of termination; and (b) The Corporation shall also pay the Employee on a semi-monthly basis for 12 consecutive months commencing on the first normal pay period following such termination, 1/2 of 1/12th (1/24th)of the lump sum payment determined in the immediate preceding paragraph; and (c) The Corporation shall maintain for the benefit of the Employee and his spouse and any dependents, at the expense of the Corporation, for 24 months from the date of termination of employment, all Employee benefit programs and arrangements, including but not limited to health insurance, including executive medical plan benefits, group life insurance, individual life insurance coverage, accidental death and dismemberment coverage, long term disability coverage, and other fringe benefits or benefit plans generally afforded other executive officers of the Corporation. If any such coverage cannot be maintained because of requirements of the insurance or other companies providing such benefits, the Corporation shall provide and pay for alternative coverage providing essentially identical benefits. The above period is to be in addition to that period of time that the Employee may elect COBRA coverage under such applicable benefit plans. It is the specific intent of the parties that the Employee shall be retained as an Employee of the Corporation for the 24-month period for the sole and exclusive purpose of receiving all such benefits. In this regard, it is the specific agreement of the parties that those benefits which are typically available under COBRA coverage, at the expense of the Employee, will be available to the Employee at his expense for a period of 18 months following the expiration of the 24 months listed above, even though COBRA coverage might otherwise be unavailable as provided by law; and (d) The Corporation shall make available at its expense for the Employee's use for 24 months following the termination date, a cellular telephone and a company vehicle of the same make and model which would otherwise have been made available to the Employee had he remained in the employ of the Corporation in accordance with the vehicle policy in effect as of the date of the Change in Control; and (e) In lieu of shares of common stock of the Corporation issuable upon exercise of options previously granted to the Employee under the Corporation's stock option plans, the Employee may elect to surrender to the Corporation his rights in all outstanding stock options then exercisable, if any, which are held by him, and upon such surrender the Corporation shall pay the Employee an amount in cash equal to the aggregate difference, on a per share basis, between (i) the option prices of the shares subject to such surrendered options; and (ii) the higher of the average aggregate price per share paid (in cash or other consideration) in connection with any Change in Control or the then fair market value of the shares, whichever is greater; and (f) Employee will likely be required to employ a reputable national exective career transition agency to assist him in locating and securing suitable employment opportunities. To compensate Employee for the costs which he will likely incur, the Corporation will pay to Employee at the time of termination an amount equal to 20% of the amount determined under
Section V 2(a). Employee will be responsible for any and all expenses in pursuing an executive level employment or job opportunity search and the Corporation shall have no other or further obligations to Employee except as otherwise provided in this Agreement. (g) The Corporation shall continue to cover the Employee under its Directors and Officers liability insurance policy in substantially the form of coverage as such policy may be in effect as to the Employee on the date of termination, for the longer of thirty six (36) months following the termination of employment or such period as similar such coverage is maintained by the Corporation, its successors or assigns for the benefit of former directors and officers, whichever period is longer; and (h) The Corporation shall provide the Employee with a job title ( Vice President - Special Projects), reasonable secretarial assistance, a voice mailbox, and a mail drop service to allow the Employee to initiate and continue his job search as though he were still actively employed by the Corporation, and actively handling Corporation matters. 3. It is specifically understood that the payments to be made under Section V 2 above shall not be conditioned upon the Employee performing any duties whatsoever on behalf of the Corporation except as is specifically outlined in this Agreement. 4. In the event of a Change in Control, or in Anticipation of a Change in Control, if the employment of the Employee with the Corporation is terminated and if the Corporation does not honor the terms, conditions and provisions of this Agreement, and if the Employee is required to seek and secure independent legal counsel, then the Corporation agrees to pay to the Employee all ordinary reasonable legal expenses and all expenses of litigation reasonably incurred by the Employee in protecting his rights under this Agreement. 5. In the event that any benefits provided and/or payments made to or on behalf of Employee pursuant to this Section V (other than those payments pursuant to Section V paragraph 2 (a) and Section V paragraph 2
(b)) are deemed to be taxable to the Employee for federal or state income tax purposes, the Corporation agrees to tax protect such payments by grossing up said taxable amount, using the highest marginal Federal and State income tax rates in effect (including FICA and Medicare taxes) for that year and paying to the Employee such additional amounts. Said payment amounts shall be calculated quarterly (on a calendar-year basis) and paid to the Employee by the fifteenth day of the second month following the close of each quarter. Final adjustments, if any, will be made for each calendar year by March 15 of the following calendar year and paid to the Employee by that date. VI. NON-COMPETITION 1. Employer desires Employee to agree not to compete with the Corporation in the event of the termination of employment following a Change in Control or in Anticipation of a Change in Control. Employer is not willing to enter into this Agreement without such a covenant. As additional consideration for the agreement of Employer to make payments to or otherwise compensate Employee under this Agreement, Employer has required Employee to give a Non-Competition Covenant. Employer may not waive the non-competition obligations in this Section and be relieved of any of its other obligations under this Agreement. 2. In the event of a Change in Control or in Anticipation of a Change in Control, for the one-year period following the termination of Employee's employment with the Corporation for any reason, Employee shall not, without the prior written consent of the Board of Directors of the Corporation, which consent may be withheld at the sole, absolute and uncontrolled discretion of such Board of Directors, engage or participate in, assist or have an interest in, whether as an officer, director, partner, owner, employee or otherwise, the operation, management or conduct of any business or enterprise that engages in the cotton seed breeding, production and marketing process in the same geographical area with any line of business in which the Corporation is now engaged. 3. Nothing in this Section shall prohibit Employee from acquiring or holding, for investment purposes only, securities or ownership interest of any entity which may compete directly or indirectly with the Corporation. 4. Nothing in this Section shall prohibit the Employee from seeking or securing employment with a corporation which has a subsidiary or affiliate whose business activities include cotton seed breeding, production and marketing so long as Employee's job duties and responsibilities do not require or allow the Employee to directly engage in any activities which would be in violation of this Section, and so long as he does not violate any of his confidentiality obligations to the Corporation as referred to in Section VIII. 5. In the event of a breach of this Agreement by Employee, Employer may seek injunctive relief to prohibit the Employee from engaging in prohibited competition and/or Employer may initiate legal proceedings to collect actual damages to Employer resulting from such breach. A breach by Employee shall not allow Employer to terminate its obligations to Employee under the other provisions of this Agreement. VII. DEFINITIONS 1. As used herein the term "Change in Control" shall mean (a) the transfer of ownership (whether directly, indirectly, beneficially or of record) of shares in excess of twenty percent (20%) of the outstanding shares of common stock of the Corporation by a person or group of persons (including without limitation, a corporation, trust, partnership, joint venture, individual or other entity), or
(b) the merger or consolidation into or with any other company, or sale of assets of the Corporation to another corporation, (i.e., where the Corporation is not the surviving and operating Corporation or where the stockholders prior to such transaction(s) do now own at least 80% of the outstanding common stock of the surviving Corporation after such transaction(s)) or (c) the persons who are Directors of the Corporation as of the date hereof cease to constitute a majority of the Board of Directors of the Corporation during any 36 month period after a transaction described in (a) or (b). "Change in Control" shall also mean
(i) any merger, consolidation, reorganization, or other business combination pursuant to which the business of the Corporation is combined with that of one or more purchasers, or one or more persons or other business entities formed by or affiliated with a purchaser, including, without limitation, any joint venture, or (ii) the acquisition, directly or indirectly, by one or more purchasers of more than twenty percent (20%) of the then outstanding capital stock of the Corporation by way of a tender or exchange offer, negotiated purchase or other means, or (iii) the acquisition, directly or indirectly, by one or more purchasers of all or substantially all of the assets of, or of any right to, all or substantially of the revenues or income of the Corporation by way of a negotiated purchase, exchange, joint venture, lease, license or other similar means, or (iv) the acquisition, directly or indirectly, by one or more purchasers of control of the Corporation, other than through the acquisition of the Corporation's voting capital stock, or (v)in the event that a fee is paid by the Corporation to any major investment banking firm for services in any transaction or a series of transactions other than as described in (i) through
(iv) above. The occurrence of any one of the above events in the immediate preceding two paragraphs shall constitute a "Change in Control ". 2. "Anticipation of a Change in Control" means any action taken during the twelve-month period prior to a Change in Control. Specifically, the termination of the Employee, other than for cause as defined below, during the twelve-month period prior to a Change in Control will be conclusively presumed to constitute a termination of the Employee in Anticipation of a Change in Control. 3. "Cause", as the term is used with respect to the termination of the Employee for cause, shall mean a conviction of the Employee of a felony involving moral turpitude. VIII. RATIFICATION OF CONFIDENTIALITY AGREEMENT The parties understand and acknowledge that the Employee previously executed a Confidentiality Agreement on or about the ______ day of _______________, 19___. The parties wish to restate said Agreement and ratify the terms, conditions and provisions thereof. The termination of the Employee's employment, except in violation of this Agreement, shall not affect the obligations of the Employee to the Corporation with respect to the Confidentiality Agreement. IX. MISCELLANEOUS PROVISIONS 1. This Agreement shall constitute the entire agreement between the parties and any prior understanding or representations of any kind preceding the date of this Agreement and shall not be binding upon either party, except to the extent incorporated in this Agreement. 2. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing and signed by the party to be charged. 3. It is agreed that this Agreement shall be governed by construed and enforced in accordance with the laws of the State of Mississippi. 4. Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when sent by certified or registered mail if sent to the respective addresses of the parties as set forth in the beginning of this Agreement. Either party may give written notice to the other that the addresses to be utilized for notice purposes have been altered.

 IN WITNESS WHEREOF,  the
parties hereto have executed this Agreement as of the date first written above. DELTA & PINE LAND COMPANY a Delaware corporation
W.T. Jagodinski  By:/s/ W.T. Jagodinski
Title:Vice President - Finance STATE OF MISSISSIPPI COUNTY OF Bolivar Personally appeared before me, W.T. Jagodinski, with whom I am personally acquainted and who acknowledged that he executed the within instrument for the purposes therein contained. Witness my hand, at office, this 14th day of
January,   1998.  My  commission
expires:  March 5, 1998 Notary Public  /s/ Dorothy Dexter Hester
STATE OF MISSISSIPPI  COUNTY OF
Bolivar  Before  me, a Notary  Public  in and for said  state and  county,  duly
commissioned         and         qualified,          personally         appeared
Roger D. Malkin,  with  whom  I am  personally  acquainted  (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be Chairman and Chief Executive Officer of Delta
& Pine Land  Company,  the
within named bargainor, a Delaware corporation, and that he executed the foregoing instrument for the purpose therein contained, by signing the name of the corporation by himself as /s/Roger D. Malkin. Witness my hand, at office this 14th day of January,  1998.  (SEAL)Notary Public: Dorothy
Dexter  Hester  My
commission expires:March 5, 1998__